SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549
                                    ___________________

                                          FORM S-3
                                  REGISTRATION STATEMENT
                                           UNDER
                                THE SECURITIES ACT OF 1933
                                    ____________________

                                        NIKE, INC.
                 (Exact name of Registrant as specified in its charter)

      Oregon                          1-10635                  93-0584541
(State or other jurisdiction of     (Commission             (I.R.S. Employer
incorporation or organization)        File No.)             Identification
No.)


                                   One Bowerman Drive
                             Beaverton, Oregon  97005-6453
                                     (503) 671-6453
               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  Robert S. Falcone
                     Vice President and Chief Financial Officer
                                 One Bowerman Drive
                            Beaverton, Oregon  97005-6453
                                   (503) 671-6453
                 (Name, address, including zip code, and telephone number,
                       including area code, of agent for service)

                                    Copies to:

                                Tracy K. Edmonson
                                Gregory K. Miller
                                Latham & Watkins
                              505 Montgomery Street
                         San Francisco, California  94111
                            Telephone: (415) 391-0600
                               Fax:  (415) 395-8095

        Approximate date of commencement of the proposed sale to the public:
       From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: X
                                                         ___

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___



                           CALCULATION OF REGISTRATION FEE

  Title of Securities   Amount to                             Proposed       Amount of
   to be Registered        be           Proposed Maximum      Maximum        Registration
                       Registered        Offering price       Aggregate         Fee
                                          per Unit 1)      Offering Price

 Debt Securities      $500,000,000 (2)       100%           $500,000,000     $151,515.15


  (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
  (2) Or, if any Debt Securities are issued at a discount or with a principal amount denominated in a foreign currency or currency unit, such principal amount as shall result in an aggregate offering price equal to $500,000,000.
                          __________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                         ___________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration state-ment becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                        _____________________________

               SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1996


                                 $500,000,000

                                    [LOGO]


                                  NIKE, Inc.


                               Debt Securities

                              __________________

     NIKE, Inc. ("NIKE" or the "Company") may offer from time to time its debt securities in one or more series (the "Debt Securities") at an aggregate initial offering price not to exceed $500,000,000 or its equivalent in another currency or composite currency. Unless otherwise specified in one or more supplements (a "Prospectus Supplement") to this Prospectus, the Debt Securities will be direct, unsecured obligations of NIKE and will rank equally with all other unsecured, unsubordinated indebtedness of NIKE.

     The Debt Securities will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be offered to the public as separate series and may be offered in amounts, at prices and on terms to be determined at the time of sale and to be set forth in one or more Prospectus Supplements. The specific terms of the Debt Securities in respect of which this Prospectus is being delivered, including, where applicable, aggregate principal amount, maturity (which may be fixed or extendible), interest rate or rates (which may be fixed or variable), if any, the time of payment of interest, if any, authorized denominations (which may be in United States dollars, in any other currency or in a composite currency), initial public offering price, purchase price, any terms for a sinking fund or for redemption at the option of NIKE or the holder, any listing on a securities exchange and other terms with respect to such Debt Securities, will be set forth in a Prospectus Supplement and/or a related Pricing Supplement which will be delivered with this Prospectus. Debt Securities may be issued as Discount Securities to be sold at a discount below their principal amount and, if issued, certain terms thereof will be set forth in the Prospectus Supplement related thereto. See "Description of Debt Securities".

                         ___________________________

                 THESE SECURITIES HAVE NOT BEEN APPROVED OR
          DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        _____________________________

     The Debt Securities may be offered directly to purchasers or to or through underwriters, dealers or agents. If an agent of NIKE or a broker-dealer or underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agent, broker-dealer or underwriter and the agent's commission or broker-dealer's or underwriter's discount will be set forth in the Prospectus Supplement. The proceeds to NIKE will be the purchase price in the case of sale through an agent or a broker-dealer and the public offering price in the case of sale through an underwriter. Net proceeds to NIKE will be the purchase price less commission in the case of an agent and the public offering price less discount in the case of an underwriter, less, in each case, other issuance expenses. See "Plan of Distribution".

                         _____________________________






The date of this Prospectus is                        , 1996.

                           AVAILABLE INFORMATION

     NIKE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such reports, proxy statements and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California. The Commission also maintains a site on the World Wide Web at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     NIKE has filed with the Commission a Registration Statement on Form
S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. In addition, certain documents filed by NIKE with the Commission have been incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference". The Registration Statement, including exhibits and schedules thereto and such incorporated documents, may be inspected and copied at the public reference facilities maintained by the Commission at its principal office in Washington, D.C. or at its regional offices. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The documents listed below have been filed by NIKE with the Commission pursuant to the Exchange Act and are hereby incorporated by reference in this
Prospectus:
a. NIKE's Annual Report on Form 10-K for the fiscal year ended May 31, 1996, as amended by its Form 10-K/A dated August 29, 1996;
b. NIKE's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1996;
c.   NIKE's Current Report on Form 8-K dated July 9, 1996; and
d.   NIKE's Current Report on Form 8-K dated September 16, 1996.

     Each document filed by NIKE pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Debt Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference ( not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus (or the applicable Prospectus Supplement) is delivered upon written or oral request. Requests for such documents should be directed to NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453, Attention:
Investor Relations (telephone: (503) 671-6453).

                                 THE COMPANY

     NIKE, Inc.'s principal business activity involves the design, development and worldwide marketing of high quality footwear, apparel and accessory products. NIKE sells its products to approximately 18,000 retail accounts in the United States and through a mix of independent distributors, licensees and subsidiaries in approximately 110 countries around the world. Virtually all of NIKE's products are manufactured by independent contractors. Most footwear products are produced outside the United States, while apparel products are produced both in the United States and abroad.

     NIKE, Inc., was incorporated in 1968 under the laws of the state of Oregon. As used herein and in any Prospectus Supplement, the terms "NIKE" and the "Company" refer to NIKE, Inc. and its predecessors, subsidiaries and affiliates, unless the context indicates otherwise. NIKE's principal executive offices are located at One Bowerman Drive, Beaverton, Oregon 97005-6453 and its telephone number is (503) 671-6453.

                                   USE OF PROCEEDS

     Except as may be set foth in the Prospectus Supplement, NIKE intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including, without limitation, working capital, capital expenditures, investments in subsidiaries and refinancing of debt.

                                SELECTED FINANCIAL DATA

     The selected consolidated financial data shown below for, and as of the end of, each of the years in the five-year period ended May 31, 1996 have been derived from NIKE's consolidated financial statements, which have been audited by Price Waterhouse LLP, independent accountants, and which have been in-corporated in this Prospectus by reference. The selected consolidated financial data should be read in conjunction with NIKE's Consolidated Financial Statements, incorporated herein by reference.

                                                            Fiscal Year Ended May 31,
                                          _______________________________________________________________

                                          1992        1993           1994       1995         1996
                                                        (in thousands except per share data)
Statement of Income Data:
  Revenues                               $3,405,211   $3,930,984   $3,789,668   $4,760,834   $6,470,625
  Gross margin                            1,316,122    1,543,991    1,488,245    1,895,554    2,563,879
  Gross margin as a percentage
    of Revenues                               38.7%        39.3%        39.3%        39.8%        39.6%
  Selling, general and
    administrative expenses                 761,498      922,261      974,099    1,209,760    1,588,612
  Selling, general and
    administrative expenses as a
    percentage of Revenues                    22.4%        23.5%        25.7%        25.4%        24.6%
  Net income                                329,218      365,016      298,794      399,664      553,190

Balance Sheet Data:
  Cash and equivalents                      260,050      291,284      518,816      216,071      262,117
  Inventories                               471,202      592,986      470,023      629,742      931,151
  Working capital                           964,291    1,165,204    1,208,444      938,393    1,259,881
  Total assets                            1,871,667    2,186,269    2,373,815    3,142,745    3,951,628
  Short-term debt (1)                       162,648      218,692      249,509      558,523      689,778
  Long-term debt                             69,476       15,033       12,364       10,565        9,584
  Common shareholders' equity             1,328,488    1,642,819    1,740,949    1,964,689    2,431,400

Other Data:
  Cash flow from operations                 435,838      265,292      576,463      254,913      330,021
  Ratio of earnings to fixed
    charges (2)                               14.27        16.80        18.44        17.67        16.53

Geographic Revenues:
  United States                          $2,270,880   $2,528,848   $2,432,684   $2,997,864   $3,964,662
  Europe                                    919,763    1,085,683      927,269      980,444    1,334,340
  Asia/Pacific                               75,732      178,196      283,421      515,652      735,094
  Canada, Latin America and other           138,836      138,257      146,294      266,874      436,529
                                         __________   __________   __________   __________   __________

  Total Revenues                         $3,405,211   $3,930,984   $3,789,668   $4,760,834   $6,470,625
                                         ==========   ==========   ==========   ==========   ==========
__________________________________


(1) Short-term debt consists of current portion of long-term debt, notes payable and interest-bearing accounts payable.

(2) In accordance with the rules and regulations of the Commission, for purposes of computing the ratios of earnings to fixed charges, earnings represent income from operations before fixed charges and taxes, and fixed charges represent interest on indebtedness, amortization of debt discount and a share of rental expense which is deemed to be representative of the interest factor.

                          DESCRIPTION OF DEBT SECURITIES

     The Debt Securities offered hereby are to be issued under an indenture (the "Indenture") to be executed by NIKE and a trustee, as Trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement. Section references used in this Prospectus refer to sections of the Indenture.

     NIKE may offer under this Prospectus up to $500,000,000 aggregate principal amount of Debt Securities, or if Debt Securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $500,000,000. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will represent direct, unsecured obligations of NIKE and will rank equally with all other unsecured and unsubordinated indebtedness of NIKE.

     The following statements relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries may make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. In addition, certain defined terms are set forth below under "Certain Definitions".


General

     The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of NIKE and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. (Indenture 2.2) The particular terms of each series of Debt Securities will be described in a Prospectus
Supplement relating to such series (including any Pricing Supplement thereto).

     The Debt Securities that may be offered under the Indenture are not limited in aggregate principal amount. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. The Prospectus Supplement (including any Pricing Supplement thereto) will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities in respect of which this Prospectus is delivered: (1) the title of such Debt Securities;
(2) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (3) any limit on the aggregate principal amount of such Debt Securities; (4) the date or dates on which principal on such Debt Securities will be payable; (5) the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which such Debt Securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date; (6) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed;
(8) the obligation, if any, of NIKE to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof; (9) the dates, if any, on which and the price or prices at which the Debt Securities will be repurchased by NIKE at the option of the Holders thereof and other detailed terms and provisions of such repurchase obligations; (10) the denominations in which such Debt Securities may be issuable, if other than denominations of $1,000 and any integral multiple thereof; (11) whether the Debt Securities are to be issuable in the form of Certificated Debt Securities (as defined below) or Global Debt Securities (as defined below); (12) the portion of principal amount of such Debt Securities that shall be payable upon declaration of acceleration of the maturity date thereof, if other than the principal amount thereof; (13) the currency of denomination of such Debt Securities; (14) the designation of the currency, currencies or currency units in which payment of principal of, premium, if any, and interest, if any, on such Debt Securities will be made; (15) if payments of principal of, premium, if any, or interest, if any, on the Debt Securities are to be made in one or more currencies or currency units other than that or those in which such Debt Securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;
(16) the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which the Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index; (17) the provisions, if any, relating to any security provided for such Debt Securities; (18) any addition to or change in the Events of Default described herein or in the Indenture with respect to such Debt Securities and any change in the acceleration provisions described herein or in the Indenture with respect to such Debt Securities;
(19) any addition to or change in the covenants described herein or in the Indenture with respect to such Debt Securities; (20) any other terms of such Debt Securities, none of which will be inconsistent with the Indenture but which may modify or delete any provision of the Indenture insofar as it applies to such series; and (21) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities other than those originally appointed. (Indenture Section 2.2)

     Debt Securities may be issued that provide for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture ("Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies, or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.


Payment of Interest and Exchange

     Each Debt Security will be represented by either one or more global securities (a "Global Debt Security") registered in the name of The Depository Trust Company, as Depository (the "Depository") or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security"), or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "Global Debt Securities and Book-Entry System" below, Book-Entry Debt Securities will not be issuable in certificate form.

     Certificated Debt Securities. Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Debt Securities, but NIKE may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The transfer of Certificated Debt Securities and the right to the principal of, premium, if any, and interest, if any, on such Certificated Debt Securities may be effected only by surrender of the old certificate representing such Certificated Debt Securities and either reissuance by NIKE or the Trustee of the old certificate to the new Holder or the issuance by NIKE or the Trustee of a new certificate to the new Holder.

     Global Debt Securities and Book-Entry System. Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

     The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

     Ownership of beneficial interests in Book-Entry Debt Securities will be limited to persons that have accounts with the Depository for the related Global Debt Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

     So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

     The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of holders of Debt Securities, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities pursuant to the Indenture. (Indenture Section 2.14.6)

     Payments of principal, premium, if any, and interest on Book-Entry
Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related Global Debt Security. (Indenture Section 2.14.5) None of NIKE, the Trustee or any other agent of NIKE or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     NIKE expects that the Depository, upon receipt of any payment of principal, premium, if any, or interest on a Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such participant as shown on the records of such Depository. NIKE also expects that payments by participants to owners of beneficial interests in Book-Entry Debt Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by NIKE within 90 days, NIKE will issue Certificated Debt

Securities in exchange for each Global Debt Security. In addition, NIKE may at any time and in its sole discretion determine not to have any of the Book-Entry Debt Securities represented by one or more
Global Debt Securities and, in such event, will issue Certificated Debt Securities issued in exchange for a Global Debt Security or Securities. Global Debt Securities will also be exchangeable for Certificated Debt Securities if an Event of Default with respect to the Book Entry Debt Securities represented by such Global Debt Securities has occurred and is continuing. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

     The foregoing information in this section concerning the Depository and the Depository's Book-Entry System has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.


No Protection In the Event of a Change of Control

     Unless otherwise set forth in the Prospectus Supplement, the Debt Securities will not contain any provisions which may afford holders of the Debt Securities protection in the event of a change in control of NIKE or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of NIKE).


Covenants

     Unless otherwise set forth in the Prospectus Supplement and in a supplement or an amendment to the Indenture or an Officers' Certificate delivered pursuant thereto, and except as set forth below, the Debt Securities will not contain any restrictive covenants, including covenants restricting NIKE or any of its subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien upon any property or shares of capital stock of NIKE or any subsidiary, or restricting NIKE or any subsidiary from entering into any sale and leaseback transactions.


Consolidation, Merger and Sale of Assets

     NIKE may not consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any Person
(a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, NIKE, unless (I) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes NIKE's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the Indenture and
(iii) certain other conditions are met.  (Indenture Section 5.1)

Events of Default

     The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) default in the payment of any interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by NIKE with the Trustee or with a paying agent prior to the expiration of such period of 30 days); (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due and payable; (c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of NIKE in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to NIKE by the Trustee or to NIKE and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series as provided in the Indenture;
(e) unless the terms of such series otherwise provide, an event of default under any Debt of NIKE (including a default with respect to Debt Securities of any series other than that series) or any Subsidiary, whether such Debt now exists or shall hereafter be created, if (A) such default results from the failure to pay any such Debt when it becomes due, (B) the principal amount of such Debt, together with the principal amount of any other such Debt in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $100 million or more at any one time outstanding and (C) such Debt is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series that is described in the Prospectus Supplement accompanying this Prospectus. No Event of Default with respect to a particular series of Debt Securities (except as to the certain events in bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Indenture 6.1). The occurrence of an Event of Default may constitute an event of default under NIKE's bank credit agreements in existence from time to time and under certain guaranties by NIKE of any subsidiary indebtedness. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture may constitute an event of default under certain other indebtedness of NIKE outstanding from time to time.

     If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to NIKE (and to the Trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and premium, if any, of all Debt Securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, subject to NIKE having paid or deposited with the Trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. (Indenture Section 6.2) For information as to waiver of defaults see the discussion set forth below under "Modification and Waiver". Reference is made to the Prospectus Supplement relating to any series of Debt
Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Debt Securities, unless the

Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Indenture Section 7.1(e)) Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Indenture Section 6.12)

     No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indenture 6.7) Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Indenture Section 6.8)

     The Indenture requires NIKE, within 90 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture. (Indenture 4.3) The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of any series of any Default or Event or Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the holders of such Debt Securities. (Indenture Section 7.5)


Modification and Waiver

     Modifications to, and amendments of, the Indenture may be made by NIKE and the Trustee with the consent of the holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby: (a) change the amount of Debt Securities whose holders must consent to an amendment or waiver; (b) reduce the rate of or extend the time for payment of interest (including default interest) on any Debt Security; (c) reduce the principal or premium, if any, or change the fixed maturity of any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of Debt Securities; (d) reduce the amount principal of Discount Securities payable upon acceleration of the maturity thereof; (e) waive a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration); (f) make the principal of or premium, if any, or interest, if any, on any Debt Security payable in currency other than that stated in the Debt Security; (g) make any change to certain provisions of the Indenture relating to, among other things, the right of holders of Debt Securities to receive payment of the principal, premium, if any, and interest on such Debt Securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or (h) waive a redemption payment with respect to any Debt Security or change any of the provisions with respect to the redemption of any Debt Securities. (Indenture Section 9.3)

     The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by NIKE with provisions of the Indenture other than certain specified provisions. (Indenture 9.2) The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under
the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series affected. (Indenture Section 6.13)


Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

     Legal Defeasance. The Indenture provides that NIKE may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations or, in the case of Debt Securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, NIKE has received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Indenture Section 8.3)

     Defeasance of Certain Covenants. The Indenture provides that unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, (i) NIKE may omit to comply with the restrictive covenants contained in Sections 4.2 (except as to corporate existence), 4.3 through 4.6 and Section 5.1 of the Indenture, as well as any additional covenants contained in a supplement or an amendment to the Indenture or an Officers' Certificate delivered pursuant thereto; and
(ii) Events of Default under Section 6.1(e) shall be inapplicable to such series. The conditions include: the deposit with the Trustee of money and/or U.S. Government Obligations or, in the case of Debt Securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred. (Indenture Section 8.4)

     Defeasance and Events of Default. In the event NIKE exercises its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, NIKE shall remain liable for such payments.

     "Foreign Government Obligations" means, with respect to Debt Securities of any series that are denominated in a currency other than U.S. Dollars, (i) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by or acting as an agency or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof.


Governing Law

     The Indenture and the Debt Securities will be governed by, and construed
in accordance with, the internal laws of the State of New York.   (Indenture
Section 10.10)

                            PLAN OF DISTRIBUTION
     NIKE may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from NIKE or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions received by them from NIKE and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any compensation received from NIKE will be described, in the Prospectus Supplement.

     NIKE may enter into agreements under which underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by NIKE against certain liabilities, including liabilities under the Securities Act.


                                   LEGAL MATTERS
     The validity of the Debt Securities will be passed upon for NIKE by Latham & Watkins, San Francisco, California and by Paul J. Kelly, Jr., Esq., General Counsel of NIKE.


                                      EXPERTS
     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated September 16, 1996 have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                    SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements contained or incorporated by reference in this Pro-spectus or any Prospectus Supplement, including, without limitation, statements containing the words "believes", "anticipates", "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of NIKE, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. Such factors include, among others, the following: international national and local general economic and market conditions; demographic changes; the size and growth of the overall athletic market or the footwear or apparel segments thereof; the ability of NIKE to sustain, manage or forecast its growth; the size, timing and mix of purchases of NIKE's products; new product development and introduction; changes in consumer preferences; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; dependence on distributors; liability and other claims asserted against NIKE; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results, including, without limitation, the fact that futures orders may not be indicative of future revenues; changes in business strategy or development plans; business disruptions; general risks associated with doing business outside of the United States, including, without limitation, import duties, tariffs, quotas and political instability; the ability to attract and retain qualified personnel; the ability to protect trademarks, patents and other intellectual property; the use of proceeds from the offering; and other factors referenced or incorporated by reference in this Prospectus or any Prospectus Supplement. Given such uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. NIKE disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

                                   PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
     Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus contained in this Registration Statement.


Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth an estimate of expenses to be incurred by the Company in connection with the issuance and distribution of the securities offered hereby.

Securities and Exchange Commission registration fee............   $151,515
Blue Sky fees and expenses....................................      *
Legal fees and disbursements.................. ...............      *
Rating agency fees............................................      *
Printing and engraving expenses...............................      *
Accounting fees and expenses..................................      *
Trustee's fees................................................      *
Miscellaneous.................................................      *
                                                                 _________

  TOTAL.........................................................$   *
                                                                 =========

________________

*To be supplied by amendment.

Item 15.  Indemnification of Directors and Officers.

     The Oregon Business Corporation Act (the "OBCA") permits a corporation to include in its articles of incorporation a provision indemnifying a director if (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. In addition, the OBCA provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceedings. The Company's articles of incorporation do not limit such right of indemnification. Section 60.411 of the OBCA also provides that a corporation has the power to purchase and maintain insurance on behalf of an individual against any liability asserted against or incurred by the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, even if the corporation had no power to indemnify the individual against such liability under the provisions of Sections 60.391 or 60.394.

     Article VIII of the Restated Articles of Incorporation of the Company provides as follows:

     A. The Corporation shall have the power to indemnify to the fullest extent not prohibited by law any person who is made or threatened to be made a party to, witness in, or otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative, investigative, legislative, formal or informal, internal or external or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, or other enterprise. Any indemnification provided pursuant to this Article VIII shall not be exclusive of any rights to which the person indemnified may otherwise be entitled under any articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of shareholders or Board of Directors, or otherwise, which exists at or subsequent to the time such person incurs or becomes subject to such liability and expense.

      B. To the fullest extent not prohibited by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director. No amendment or repeal of this Article VIII, nor the adoption of any provision of these Restated Articles of Incorporation inconsistent with this Article VIII, nor a change in the law, shall adversely affect any right or protection that is based upon this Paragraph B and pertains to conduct that occurred prior to the time of such amendment, repeal, adoption or change. No change in the law shall reduce or eliminate the rights and protections set forth in this Paragraph B unless the change in the law specifically requires such reduction or elimination. If the Oregon Business Corporation Act is amended after this Article VIII becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent not prohibited by the Oregon Business Corporation Act as so amended.

     Article 9 of the Company's Third Restated Bylaws (the "Company's Bylaws") provides for indemnification of the Company's officers and directors to the fullest extent permitted by law. However, the Company is not obligated to make any indemnification in connection with (i) any claim made against any director or officer for which payment is required to be made to or on behalf of the director or officer under any insurance policy, except with respect to any excess amount to which the director or officer is entitled beyond the amount of payment under such insurance policy, or (ii) any proceeding initiated by the director or officer, or any proceeding by the director or officer against the Company or its directors, officers, employees or other persons entitled to be indemnified by the Company, unless the Company is expressly required by law to make the indemnification or certain other requirements are met. Article 9, Section (k) of the Company's Bylaws provides that the Company may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article 9 upon approval by the Company's Board of Directors.
     The Company has entered into indemnity agreements with all directors and executive officers of the Company relating to their positions as such. The agreements provide generally that the Company will indemnify the party thereto for liability arising from third-party proceedings, for proceedings by or in the right of the Company and otherwise to the fullest extent not prohibited by law, subject to certain exclusions. The Company also maintains liability insurance for directors and officers of the Company acting within their capacities as such.

Item 16.  Exhibits and Financial Statement Schedules.

     (a)     Exhibits

Exhibit
Number                       Document Description

 *4.01  Form of Indenture
 *5.01 Opinion of Paul J. Kelly, Jr., Esq. as to validity of Debt Securities *5.02 Opinion of Latham & Watkins as to validity of Debt Securities
 12.01  Statement of Computation of Ratios of Earnings to Fixed Charges
 23.01  Consent of Price Waterhouse LLP
*23.02 Consent of Paul J. Kelly, Jr., Esq. (contained in Exhibit 5.01) *23.03 Consent of Latham & Watkins (contained in Exhibit 5.02)
 24.01  Power of Attorney (contained in signature page hereto)

Item 17.  Undertakings.

     (a)     The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate. represent a fundamental change in the information set forth in the registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     The undersigned registrant hereby also undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the TIA.

                          SIGNATURES AND POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on the 12th day of November 1996.

     NIKE, Inc., an Oregon corporation, and each person whose signature appears below, constitutes and appoints Philip H. Knight, Robert S. Falcone and Lindsay
D. Stewart, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                    NIKE, Inc.


                                    By:  /s/ Philip H. Knight
                                           Philip H. Knight
                                       Chairman of the Board and
                                        Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the following persons in the capacities and on the dates indicated.


Signature                     Title                               Date



/s/ Philip H. Knight          Chairman of the Board and       November 12, 1996
Philip H. Knight              Chief Executive Officer
                             (Principal Executive Officer


/s/ Robert S. Falcone         Chief Financial Officer         November 12, 1996
Robert S. Falcone             (Principal Financial and
                              Accounting Officer)

/s/ William J. Bowerman       Director                        November 12, 1996
William J. Bowerman

/s/ Thomas E. Clarke          Director                        November 12, 1996
Thomas E. Clarke

/s/ Jill K. Conway            Director                        November 12, 1996
Jill K. Conway

/s/ Ralph D. DeNunzio         Director                        November 12, 1996
Ralph D. DeNunzio

/s/ Richard K. Donahue        Director                        November 12, 1996
Richard K. Donahue

/s/ Delbert J. Hayes          Director                        November 12, 1996
Delbert J. Hayes

/s/ Douglas G. Houser         Director                        November 12, 1996
Douglas G. Houser

/s/ John E. Jaqua             Director                        November 12, 1996
John E. Jaqua

/s/ Kenichi Ohmae             Director                        November 12, 1996
Kenichi Ohmae

/s/ Charles W. Robinson       Director                        November 12, 1996
Charles W. Robinson

/s/ A. Michael Spence         Director                        November 12, 1996
A. Michael Spence

/s/ John R. Thompson, Jr.     Director                        November 12, 1996
John R. Thompson, Jr.

Exhibit 12.01

       Statement of Computation of Ratios of Earnings to Fixed Charges

                                               Fiscal Year Ended May 31,
                                          _______________________________________________________________

                                          1992        1993           1994       1995         1996
                                                                (in thousands)

Net income                               $329,218     $365,016     $298,794     $399,664     $553,190
Income taxes                              192,600      229,500      191,800      250,200      345,900
                                         ________     ________     ________     ________     ________

  Income before income taxes              521,818      594,516      490,594      649,864      899,090
                                         ________     ________     ________     ________     ________

Add fixed charges:
  Interest expense (A)                     31,301       26,506       15,552       24,469       40,356
  Interest component of leases (B)          7,978       11,065       12,559       14,502       17,494
                                          _______     ________     ________     ________     ________

Total fixed charges                        39,279       37,571       28,111       38,971       57,850
                                          _______     ________     ________     ________     ________

Earnings before income taxes
  and fixed charges (C)                  $560,461     $631,320     $518,435     $688,574     $956,082
                                         ========     ========     ========     ========     ========

Ratio of earnings to fixed charges          14.27        16.80        18.44        17.67        16.53
                                            =====        =====        =====        =====        =====

(A)  Interest expense includes both expensed and capitalized.

(B) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.

(C) Earnings before income taxes and fixed charges is exclusive of capitalized interest.

Exhibit 23.01

                      CONSENT OF INDEPENDENT ACCOUNTANTS
     We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated July 3, 1996, except as to Note 16, which is as of September 24, 1996, appearing in NIKE, Inc.'s Current Report of Form 8-K dated September 16, 1996. We also consent to the reference to us under the heading "Experts" and "Selected Financial Data" in the Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data".
/s/  Price Waterhouse LLP
PRICE WATERHOUSE LLP

Portland, Oregon
November 12, 1996